As filed with the Securities and Exchange Commission on November 29, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOLT TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut	06-0773922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Duke Place, Norwalk, Connecticut	06854
(Address of principal executive offices)	(Zip Code)

BOLT TECHNOLOGY CORPORATION 2012 STOCK INCENTIVE PLAN

(Full title of the plan)

Raymond M. Soto

Chairman of the Board and Chief Executive Officer

Four Duke Place

Norwalk, Connecticut 06854

(Name and address of agent for service)

(203) 853-0700

(Telephone number, including area code, of agent for service)

with a copy to:

Barbara A. Young, Esq.

Levett Rockwood P.C.

33 Riverside Avenue

Westport, Connecticut 06880

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities To be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, without par value	750,000	$14.11	$10,582,500.00	$1,443.46

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable by reason of stock dividends, stock splits or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low sales prices of the Company’s Common Stock as reported on the NASDAQ Global Select Market on November 23, 2012.

EXPLANATORY NOTE

In this Registration Statement on Form S-8, Bolt Technology Corporation and its subsidiaries are referred to as “the registrant” or “the Company,” unless the context clearly indicates otherwise. This Registration Statement on Form S-8 relates to the issuance of up to 750,000 shares of the Company’s common stock, without par value (“Common Stock”), pursuant to the exercise of options granted and restricted stock awarded under the Bolt Technology Corporation 2012 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this Form S-8 will be sent or given to all participants in the Plan as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are hereby incorporated by reference in this Registration Statement:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and the Form 10-K/A, filed with the SEC on October 10, 2012, solely to furnish Exhibit 101 to the Form 10-K, containing the interactive data files;

2. The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

3. The Company’s Current Reports on Form 8-K filed with the SEC on August 21, 2012 (as to Item 5.02 only) and November 23, 2012; and

4. The description of the Common Stock which is contained in Item 1 of the Registration Statement on Form 8-A filed by the Company on January 14, 2008, under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

The Company also hereby incorporates by reference any documents the Company subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, commencing on the respective dates on which such documents are filed with the SEC; provided, however, that the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any such amendment or supplement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Sections 33-770 through 33-779 of the Connecticut General Statutes, the Company is required to provide indemnification to its officers and directors under certain conditions and subject to certain limitations. Section 33-777 also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against or incurred by such person in such capacity, or arising out of such person’s status as an officer or director, whether or not the corporation would have the power to indemnify or advance expenses to such person against the same liability under the provisions of Sections 33-770 through 33-779 of the Connecticut General Statutes.

Paragraph 9 of the Company’s Restated Certificate of Incorporation, as further amended, provides that a director of the Company shall under no circumstances have any personal liability to the Company or its shareholders for monetary damages for breach of duty as a director for an amount in excess of the compensation received by the director for serving the Company during the year of the violation if the breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, (v) create liability under the applicable Connecticut corporate statute with respect to certain distributions to shareholders (clauses (i) through (v) above referred to collectively as “Excluded Breaches”), or (vi) create liability under the applicable Connecticut corporate statute with respect to certain loans to Company insiders.

Article IX of the Company’s Bylaws provides that to the extent and in the manner permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company or (at the request of the Company) of any other corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

The Plan is administered by the Company’s board of directors or a committee comprised of two or more non-employee directors. Under the terms of the Plan, no director will be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of options or restricted stock under the Plan, except for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would constitute Excluded Breaches, and (iv) any transaction from which the director derived an improper personal benefit. Also under the terms of the Plan, each director is entitled to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Certificate of Incorporation and/or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of options or restricted stock under the Plan, whether or not the director continues to be a member of the board or the committee appointed to administer the Plan at the time of the action, suit or proceeding.

The Company is a party to an Employment Agreement with Mr. Soto, the Chairman of the Board and Chief Executive Officer of the Company, whereby the Company has agreed to provide to Mr. Soto, with respect to any capacity in which he serves, indemnification and expense advancement to the fullest extent to which the Company is permitted by law and to the fullest extent to which the Company is obligated otherwise to provide such to any of its directors or officers.

The Company maintains directors’ and officers’ liability insurance to insure the Company’s directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to Form 8-K Current Report, SEC File No. 001-12075, dated November 20, 2007 and filed with the Commission on November 21, 2007).

4.2	Bylaws of the Registrant, amended and restated effective as of January 23, 2008 (incorporated by reference to Exhibit 3.1 to Form 8-K Current Report, SEC File No. 001-12075, dated January 23, 2008 and filed with the Commission on January 25, 2008).

4.3	Bolt Technology Corporation 2012 Stock Incentive Plan, together with (i) Form of Incentive Stock Option Agreement, (ii) Form of Nonqualified Stock Option Agreement, (iii) Form of Non-Employee Director Nonqualified Stock Option Agreement, and (iv) Form of Restricted Stock Award Agreement. *

5.1	Opinion of Levett Rockwood P.C. *

23.1	Consent of Levett Rockwood P.C. (contained in Exhibit 5.1). *

23.2	Consent of McGladrey LLP. *

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8). *

* filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on November 29, 2012.

BOLT TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Raymond M. Soto
Raymond M. Soto
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Raymond M. Soto and Joseph Espeso, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney-in-fact may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration of these securities of the registrant, including to sign this registration statement and any and all amendments (including post-effective amendments) and additions to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raymond M. Soto	Chairman of the Board, Chief	November 29, 2012
(Raymond M. Soto)	Executive Officer and Director (Principal Executive Officer)

/s/ Michael C. Hedger	President, Chief Operating Officer	November 29, 2012
(Michael C. Hedger)	and Director

/s/ Joseph Espeso	Senior Vice President - Finance,	November 29, 2012
(Joseph Espeso)	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Kevin M. Conlisk		November 29, 2012
(Kevin M. Conlisk)	Director

/s/ Michael H. Flynn		November 29, 2012
(Michael H. Flynn)	Director

/s/ George R. Kabureck		November 29, 2012
(George R. Kabureck)	Director

/s/ Stephen F. Ryan		November 29, 2012
(Stephen F. Ryan)	Director

/s/ Peter J. Siciliano		November 29, 2012
(Peter J. Siciliano)	Director

/s/ Gerald A. Smith		November 29, 2012
(Gerald A. Smith)	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to Form 8-K Current Report, SEC File No. 001-12075, dated November 20, 2007 and filed with the Commission on November 21, 2007).

4.2	Bylaws of the Registrant, amended and restated effective as of January 23, 2008 (incorporated by reference to Exhibit 3.1 to Form 8-K Current Report, SEC File No. 001-12075, dated January 23, 2008 and filed with the Commission on January 25, 2008).

4.3	Bolt Technology Corporation 2012 Stock Incentive Plan, together with (i) Form of Incentive Stock Option Agreement, (ii) Form of Nonqualified Stock Option Agreement, (iii) Form of Non-Employee Director Nonqualified Stock Option Agreement, and (iv) Form of Restricted Stock Award Agreement. *

5.1	Opinion of Levett Rockwood P.C. *

23.1	Consent of Levett Rockwood P.C. (contained in Exhibit 5.1). *

23.2	Consent of McGladrey LLP. *

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8). *

*filed herewith

-9-